Exhibit 99.1

Press Release

Source: Senetek PLC

Senetek PLC Significantly Reduces Total Debt

NAPA, Calif., October 4, 2004 / PRNewswire-FirstCall/ — Senetek PLC (Nasdaq: SNTK -News), www.senetekplc.com, a healthcare technologies company focused on developing and co-marketing products for the anti-aging markets worldwide, announced today that on September 30, 2004 the Company successfully completed the restructuring of its senior secured notes and warrants on the terms of the preliminary agreement. These terms had been previously announced in a news release dated August 16, 2004.

The agreement provides for a $1.6 million principal prepayment, with no further principal payments due until maturity in April 2007. The interest rate on the notes will remain at 8.5% through the term of the loan. The remaining $3.3 million principal amount of notes become exchangeable, at the election of the holders of the notes, for Senetek ordinary shares at a fixed exchange value of $0.80 per share. The Series A and B warrants expiration date was extended to March 2011. Also, 2.65 million of the Series B warrants will become exercisable at a reduced price of $0.50 per share on a pro-rata basis as the related notes are exchanged for stock or are paid.

“As a result of this restructuring, Senetek is able to significantly reduce its total debt, improve its working capital and current ratio, and reduce the cash outlay required for future quarterly interest payments,” said Brad Holsworth, Chief Financial Officer.

Senetek has also agreed that the completion of any exchange of principal amount of notes for shares is subject to the SEC having declared effective a registration statement with respect to the shares to be issued upon the exchange. The Senetek ordinary shares which may be received in exchange for senior secured notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Visit Senetek PLC’s Web site at http://www.senetekplc.com.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-Mail: Pknopick@eandecommunications.com

Safe Harbor Statement:

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including those that might imply an improved financial position or operating results. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2003. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise